Exhibit 99.1

Dom Gatto
Chairman
Sanomedics
80 SW 8th St. Suite 2180,
Miami, FL 33130

April 25, 2012

Dear Dom,

I am writing to inform you of my decision to resign my position on the Board of Sanomedics, effective immediately.

My other commitments have become too great for me to be able to fulfill the requirements of my position on the Board.

If I can be of any assistance during the time it will take to fill the position, please don't hesitate to ask.

Best Regards,

/s/ Charlie Alvarez
Charlie Alvarez